UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson

Alan B. Howe

Sean M. Leder

Dale E. Wallis

David J. Wolenski
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 5, 2013

Dear Fellow Qualstar Shareholder:

BKF Capital Group, Inc., together with its principal shareholder Steven N. Bronson, is the beneficial owner of an aggregate of 2,297,119 shares of Qualstar Corporation’s (“Qualstar” or the “Company”) common stock, no par value, which represents approximately 18.7% of the Company’s outstanding shares. BKF Capital is nominating five (5) directors to be elected to Qualstar’s Board of Directors at the 2013 Annual Meeting of Shareholders. These include Mr. Bronson and four other highly qualified nominees with significant financial, managerial, operational, and electronics industry experience.

We are seeking your support to elect the BKF slate of directors. BKF is the second largest holder of Qualstar’s stock. Our interest is in building shareholder value, in which we will share proportionally with all other shareholders. As such our interests are directly aligned with the interests of all shareholders. In contrast, the Company nominees are reported by the Company to own in total 5,000 shares of stock!

In June 2012 BKF conducted a contest to remove and replace the Qualstar Board of Directors because of the Company’s net losses, declining revenues and declining share price over the prior 9-10 years. In the contest, BKF also expressed its concerns over the manner in which the current chief executive officer, Mr. Lawrence Firestone, was at the time selected to his position. The Board may have turned over since then, but nothing has changed in Qualstar’s continuing to suffer net losses, declining revenues and a declining share price. In the first nine months of fiscal 2013, revenues are down almost 24% year over year, the Company has recorded a net loss of $6.9 million, and the stock price is 23% lower today than it was a year ago. And Mr. Firestone continues to serve as CEO.

Shareholders owning a majority of shares cast in the special meeting last year voted for the BKF slate and against the Board—including Mr. Firestone—although this was less than the absolute majority required for removal of the incumbent directors. At the 2013 Annual Meeting, where only a plurality of the votes cast is required for the election of directors, BKF is asking for the support of all shareholders.

We ask you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today. The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the Company’s shareholders on or about June 5, 2013.

Your vote is extremely important. We urge you NOT to sign the white proxy card or return any voting instructions that may be sent to you by Qualstar. Whether or not you plan to attend the 2013 Annual Meeting, we request that you submit a proxy voting “FOR” all of the proposals described in this proxy statement. If you are a record holder, you may vote by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Otherwise, you must follow the enclosed instructions of your broker or other custodian on how to vote.

If you have any questions or require any assistance with your vote, please contact AST Phoenix Advisors, which is assisting us as proxy solicitor, at their address and toll-free numbers listed below.

Thank you for your support.

Maria N. Fregosi
Chief Operating Officer
BKF Capital Group, Inc.

If you have any questions, require assistance in voting your shares, or need additional copies of BKF’s Proxy Statement, please contact—

AST PHOENIX ADVISORS

6201 15th AVENUE, 3RD FLOOR

BROOKLYN, NY 11219

CALL TOLL FREE: (877) 478-5038
BANKS AND BROKERS CALL COLLECT: (212) 493-3910

BKF Capital Group, Inc. • 225 N.E. Mizner Boulevard, Suite 400 • Boca Raton, Florida 33432

ANNUAL MEETING OF SHAREHOLDERS OF
QUALSTAR CORPORATION
June 5, 2013

PROXY STATEMENT OF BKF CAPITAL GROUP, INC.

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

BKF Capital Group, Inc., together with its principal shareholder Steven N. Bronson, is the beneficial owner of an aggregate of 2,297,119 common stock, no par value per share, of Qualstar Corporation, a California corporation, representing approximately 18.7% of the outstanding shares of common stock of the Company. BKF is the second largest holder of Qualstar shares. We are sending you these materials in connection with the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) to be held on June 28, 2013, at the corporate offices of Qualstar, located at 3990-B Heritage Oak Court, Simi Valley, California 93063, beginning at 9:30 a.m. Pacific Time

This proxy statement and the enclosed GOLD proxy card are first being furnished to the Company’s shareholders on or about June 5, 2013.

We are soliciting your vote to—

▪	elect the slate of directors nominated by BKF, all of whom have significant financial, managerial, operational, and electronics industry experience and who will owe their allegiance to shareholders pressing for a long overdue turnaround in the operations of the Company after years of declining revenues and losses;

▪	oppose the ratification of a Rights Agreements—a so-called “poison pill”—adopted by the Board of Directors in February 2013 for the purpose of depriving shareholders of the opportunity to participate in BKF’s non-coercive tender offer, which in our view serves to entrench management and lets the Board decide who shareholders can sell to and with whom they can act in concert in matters concerning the Company;

▪	oppose the adjournment of the 2013 Annual Meeting to allow the Board additional time to solicit votes in favor of the Rights Agreement; and

▪	approve the appointment of SingerLewak LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2013.

BKF makes no recommendation with respect to the proposed amendment and restatement of the Company’s 2008 Stock Incentive Plan.

BKF and Mr. Bronson intend to vote all of their shares of common stock in favor of the BKF Nominees and the appointment of SingerLewak LLP and against the proposal to ratify the Rights Agreement, against the proposal to adjourn the 2013 Annual Meeting and against the proposal to approve the amendment and restatement of the 2008 Stock Incentive Plan.

The Company has set the record date for determining shareholders entitled to notice of and to vote at the 2013 Annual Meeting as May 20, 2013. Shareholders of record at the close of business on the record date will be entitled to vote at the 2013 Annual Meeting. According to the Company’s proxy statement, as of the record date, there were 12,253,117 Qualstar shares issued and outstanding and entitled to vote at the 2013 Annual Meeting.

This solicitation is being made by BKF and not on behalf of the Board of Directors or management of Qualstar. BKF is not aware of any other matters to be brought before the 2013 Annual Meeting other than the proposals set forth in this proxy statement. Should other matters which BKF is not aware of be brought before the 2013 Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

BKF URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD FOR THE ELECTION OF THE BKF NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATION OF BKF REGARDING THE OTHER PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU WILL RECEIVE MATERIALS ALLOWING YOU TO INSTRUCT YOUR NOMINEE HOW TO VOTE. BKF URGES YOU TO INSTRUCT YOUR NOMINEE TO VOTE FOR BKF’S SLATE AND IN ACCORDANCE WITH ITS OTHER RECOMMENDATIONS.

IMPORTANT

Your vote is important, no matter how many or how few shares of common stock you own.

If your Qualstar shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to BKF Capital Group, Inc., c/o AST Phoenix Advisors, in the enclosed envelope today.

If your Qualstar shares are held in a brokerage account or by a bank or other custodian, you are considered the beneficial owner of the Qualstar shares, and these proxy materials, together with a voting form, are being forwarded to you by your broker, bank or other custodian. As a beneficial owner, you must instruct your broker, bank or other custodian how to vote. Your broker, bank or other custodian cannot vote your Qualstar shares on your behalf without your instructions.

Depending upon your broker, bank or other custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy will presumptively count, we urge you NOT to return any white proxy card you receive from the Company or materials giving your nominee authority to execute proxies in favor of the Company. Even if you return the white management proxy card marked “withhold” as a protest against the incumbent directors, it could revoke any proxy card you may have previously sent to BKF. Remember, you can vote for our Nominees only on our GOLD proxy card or on materials that your nominee gives you for voting with BKF. Please make certain that the latest dated proxy card you return is the GOLD proxy card, or the last instructions you provide your nominee are the instructions to vote with BKF.

If you have any questions, require assistance in voting your shares, or need additional copies of BKF’s Proxy Statement, please contact—

AST PHOENIX ADVISORS

6201 15th AVENUE

3RD FLOOR

BROOKLYN, NY 11219

CALL TOLL FREE: (877) 478-5038
BANKS AND BROKERS CALL COLLECT: (212) 493-3910

BACKGROUND TO THE SOLICITATION

We made our first investment in the Qualstar shares in October 2010, and on December 17, 2010, BKF acquired 1,500,000 Qualstar shares in a privately negotiated transaction with one of the Company’s co-founders. Since that time, we continued to acquire shares on the open market from time to time.

On February 15, 2012, BKF sent a letter to the Qualstar Board, in which it expressed disappointment with the Company’s performance. BKF also suggested three actions that we thought the Board should consider to maximize shareholder value, indicated a willingness to engage in discussions with the Board and invited the Board to engage us in a dialogue on the merits of the BKF proposals.

On February 24, 2012, the Company responded with a brief note. The Company thanked BKF for its observations and suggestions, indicated the Board would carefully consider them, but did not offer to engage in substantive dialog.

On February 28, 2012, BKF released an open letter to Qualstar shareholders urging them to withhold their votes for the incumbent directors at the Annual Shareholders Meeting to be held on March 21, 2012. In the letter, BKF said that this would send a strong message to the Board that the status quo was unacceptable. In the letter BKF also stated that, at the time, BKF was not seeking to effect a change of control of the Company.

On March 27, 2012, the Company issued a press release announcing that William J. Gervais, Chief Executive Officer, President and a member of the Board of Directors, had notified the Board of Directors, on March 21, 2012, that he would retire from the Company, and resign as a director and officer, effective as of June 15, 2012.

The press release also reported the voting results for the 2012 Annual Shareholders Meeting. While all six members of the Board were re-elected, three members, Stanley W. Corker, Robert A. Meyer and Robert E. Rich, failed to receive a majority of the votes.

On April 30, 2012, BKF sent a letter to the Company as a holder of more than 10% of the Qualstar shares, in accordance with the Company’s bylaws and California corporation law, demanding that the Company convene a special shareholders meeting on June 20, 2012, for the following purposes (i) to remove the Company’s then current directors; (ii) to fix the size of the Board at five members, until changed in accordance with the Company’s bylaws; and (iii) to elect BKF’s five nominees to the Board.

In April the 30th letter, BKF said it was very concerned with the retirement of Mr. Gervais, the Company’s co-founder and largest shareholder, because the remaining members of the Board had little or no equity interest in the Company, and did not have confidence in the Board’s selecting a successor CEO.

On May 9, 2012, the Company announced that its Board had appointed Lawrence D. Firestone to the position of CEO to succeed Mr. Gervais. Mr. Firestone, who had no prior experience as a CEO of a public company, was one of the existing directors of the Company whom BKF was seeking to replace, and currently continues as CEO and a director of the Company.

On June 18, 2012, two days before the special meeting BKF initiated a meeting with Mr. Firestone to address a compromise that included the following items: (i) a board comprised of two nominees selected by Mr. Firestone, two nominees selected by BKF and a fifth nominee selected by both parties, (ii) modification of Mr. Firestone’s compensation package, and (iii) the reimbursement of BKF’s proxy expenses. On June 20th, 2012 just prior to the beginning of the special meeting, in response to an inquiry by Mr. Bronson, Mr. Firestone said that the Board would need a week or two to consider BKF’s settlement proposal. BKF never heard back from Mr. Firestone.

The special meeting was held on June 20, 2012. At the special meeting, BKF did not receive the absolute majority of outstanding votes necessary to effect the removal of Qualstar’s then current directors. However, 52.3% of the votes cast at the special meeting were in support of the BKF platform. Moreover, fully two-thirds of the votes cast by shareholders not affiliated with Qualstar, its outgoing chairman or BKF voted with BKF to remove and replace the Board, including Mr. Firestone.

1

In December 2012, Mr. Firestone reached out to BKF, offering to include BKF’s shares in a resale registration statement that Qualstar was intending to file with the SEC, in which BKF had no interest.

On January 17, 2013, BKF sent a letter to Qualstar to nominate, in accordance with the Company’s Bylaws, six nominees for election as directors at Qualstar’s 2013 Annual Meeting of Shareholders.

On January 21, 2013, BKF commenced a partial tender offer to purchase up to 3,000,000 shares of Qualstar’s common stock at the price of $1.65 per share, which represented a 12.7% premium to the last available market price for the common stock on the last trading day before the offer was announced. In the offer documentation, BKF said that it was making the offer for the purpose of becoming the Company’s largest shareholder and thereby obtaining controlling influence over the Company. BKF also said that by purchasing shares in the offer, it hoped to improve the prospects for the election of its candidates to the Company’s board of directors at the 2013 Annual Meeting.

On February 6, 2013, Qualstar issued a press release announcing the adoption of the Rights Agreement, a so-called “poison pill” which effectively made it impossible for BKF to consummate its tender offer.

On February 11, 2013, BKF issued a press release in which it stated it was terminating its tender offer on account of the adoption of the Rights Agreement, without conceding that the Rights Agreement was validly adopted under California law. In the press release, BKF also said that it intended to pursue the election of its nominees at the 2013 annual meeting of shareholders, so that shareholders could choose whether they wish to replace the current board that continued to accumulate losses and that foreclosed from shareholders the opportunity to decide for themselves whether to accept the BKF offer. BKF noted that Qualstar had never held its annual meeting later than the last week of March, and said that it expected that the Board would convene the 2013 Annual Meeting on a timely basis.

Mr. Bronson had several conversations with Mr. Firestone during the last week of April 2013 to consider a proposal by Mr. Firestone. The proposal provided that the Company would nominate to the board Mr. Alan Howe, who had been nominated by BKF but was suggested to BKF by another shareholder with whom Mr. Firestone had been in communication, and one other person selected by BKF. The proposal also provided for the reimbursement of a portion of BKF’s expenses. Mr. Bronson informed Mr. Firestone that he wanted to wait for the third quarter results before furthering discussions.

On May 14, 2013, Qualstar issued a press release regarding its third quarter results. The press release reported that revenues for the three months ended March 31, 2013 were $2.95 million, down from $4.60 million in the corresponding prior year quarter; and that the Company experienced a net loss of $3.30 million, compared to a net loss of $553,000 in the prior year quarter. In the release the Company stated, “Revenues were impacted this quarter by a change in the revenue recognition policy for the service business and also by the initiation and subsequent termination of a tender offer for shares of the company’s stock by BKF Capital Group, Inc., which adversely affected bookings and revenues for new equipment in the storage business.”

On May 15, 2013, Qualstar filed its Quarterly Form 10-Q Report for the quarter ended March 31, 2013 with the Securities and Exchange Commission. In the Form 10-Q, the Company repeated its assertion that “[its] storage bookings for the fiscal third quarter were negatively impacted by the Partial Tender Offer by the BKF Group in late January . . . which [the Company] observed to cause uncertainty and deferral of business opportunities among [its] resellers and end users.” The Company also reported that Qualstar incurred fees of $641,000 during the quarter related to BKF’s tender offer and what the Company referred to as BKF’s “Potential Proxy Contest.”

In light of the Company’s extremely disappointing third quarter results, BKF concluded that a minority voice on the Board would be insufficient to make the changes that BKF believed were necessary in order to substantially improve the Company’s business and operations, and that it would be necessary to replace Mr. Firestone and the other directors who BKF understood had been selected by Mr. Firestone and appointed to the Board on his recommendation since the special meeting.

On May 24, 2013, the Company filed its preliminary proxy material with the SEC for the 2013 Annual Meeting, in which it disclosed that five directors would be elected at the meeting. The preliminary proxy materials did not disclose the date of the meeting.

2

Also on May 24, 2013, BKF made a demand under California law to inspect the Company’s accounting books and records, including without limitation regarding the statement in the Form 10-Q that the Company had incurred fees of approximately $641,000 in the third fiscal quarter in connection with BKF’s partial tender offer and proxy contest, and its statement that the Company‘s storage bookings were negatively impacted by BKF’s tender offer. BKF also made a demand to inspect the minutes of the Company’s Board of Directors and its committee’s since April 2012.

On May 28, 2013, BKF issued a press release announcing that it had made the books and records demand on the Company. In the press release, BKF said that it found the Company’s statement that the results for its storage business were impacted by the BKF tender offer incredible, and that it was hard to understand how the Company could have spent $641,000 on the BKF tender offer that was open for less than two weeks, and a proxy contest that had not even begun in the third quarter. Also, BKF said that it was concerned with the Company’s delay in holding the 2013 Annual Meeting. BKF stated that it was requesting documents to shed light on the Company’s assertions regarding BKF, and its decision to delay the 2013 Annual Meeting, with the expectation that it would be communicating about these matters with shareholders in this proxy contest.

Also on May 28, 2013, BKF sent a letter to the Company nominating one additional person for election as director and withdrawing two of its prior nominees, to reflect a reduction in the number of directors that the Company disclosed would be elected at the 2013 Annual Meeting from seven to five.

On May 29, 2013, BKF filed, with the SEC, its preliminary proxy materials for the 2013 Annual Meeting.

FREQUENTLY ASKED QUESTIONS ABOUT
BKF AND THIS SOLICITATION

Who is BKF Capital Group?

BKF Capital Group Inc. is a publicly traded company that intends to create an asset management platform with investment vehicles that focus on areas of portfolio management that typically receive less attention from investors but also present unique investment opportunities. BKF is also engaged in seeking to arrange an acquisition, with an operating business with revenues, at least three years of operating history and unique value opportunities. BKF maintains a website at www.bkfcapital.com. Information on the website is not incorporated in this proxy statement.

Steven N. Bronson beneficially owns approximately 54.7% of the issued and outstanding shares of BKF. BKF is the Company’s largest institutional holder, and the largest shareholder after Mr. William Gervais, the Company’s co-founder and retired chief executive officer.

Who Are the Participants in this Solicitation?

The participants in this solicitation include BKF and each of the individuals nominated by BKF for election as directors at the 2013 Annual Meeting: Steven N. Bronson, Alan B. Howe, Sean M. Leder, Dale E. Wallis and David J. Wolenski,

Why did BFK seek to remove and replace the Qualstar Board at a special meeting in June 2012?

In June 2012, BKF demanded a special meeting of shareholders at which it sought to remove and replace the directors of the Company. At the time, BKF noted that Qualstar had reported net losses and negative earnings per share in each year since 2004, a trend that continued for the first nine months of 2012; that its revenue has declined at an annualized rate of 6.6%, from $31.5 million in fiscal 2004 to $18.3 million in fiscal 2011, a trend that continued for the first nine months of 2012; and that its share price had experienced a ten-year decline of approximately 66% from its share price at the end of April 2002 of $5.88, adjusted for dividends.

BKF also expressed concern with the process by which Mr. Firestone—who at the time had no experience as a chief executive officer—was selected as CEO, since it did not appear that the Board had run a process to identify a CEO to replace the retiring Mr. Gervais. BKF was also concerned with the size of Mr. Firestone’s compensation package, particularly severance arrangements that would be triggered on a change of control of the Board.

Finally, with the retirement of Mr. Gervais, BKF was concerned that the Board members would collectively own only a minimal amount of stock, so that their interests would not be aligned with shareholders.

3

A 52.3% majority of the votes cast at the special meeting were voted in support of the BKF platform to remove the incumbent directors, including Mr. Firestone. An absolute majority of the shares outstanding was required, however, to remove the directors, which was not achieved.

Why is BFK nominating directors for election at the 2013 Annual Meeting?

BKF is nominating five directors for election at the 2013 Annual Meeting, and if elected they will constitute the entire Board.

Since the special meeting on June 20, 2012, matters have only gotten worse. In the first nine months of the fiscal year ending June 30, 2013, revenues were down almost 24% compared to the corresponding nine month period in fiscal 2012, the Company has recorded a net loss of $6.9 million, and the stock price is 23% lower today than it was a year ago. Changes have been made in the composition of the Board during this period, but Mr. Firestone has been chief executive officer throughout. According to disclosures in the Company’s proxy materials, the nominees for election by the Company own a total of only 5,000 shares (not including options, which do not represent an investment in the Company).

Accordingly, BKF’s concerns about the direction of the Company, the performance of Mr. Firestone and the Company ownership represented on the Board have only been exacerbated since the June 2012 special meeting.

What is the BKF platform?

In addition to the goal of generally enhancing shareholder value, BKF anticipates that, if elected, its Nominees will take the following steps, subject to the exercise of their fiduciary duties at the time:

▪	thoroughly evaluating the Company’s operations, liquidity requirements, manufacturing activity, research and development activity, sales and marketing activity, and selling, general and administrative expenses, with a view to restoring the Company to profitability after years of net losses;

▪	focusing on minimizing cash expenditures and aligning management interests with shareholders during the turnaround;

▪	reducing what BKF believes is the current outsized fixed compensation of the CEO, which increased to $300,000 by over 70% compared to the compensation of the prior chief executive officer, for a company that has just recorded a $6.9 million nine month loss, and substituting pay-for-performance in accordance with best practices, and reducing the outsized severance of the CEO, which provides for a payment of over $1 million on termination following a change of control, which is equivalent to over 10% of the Company’s cash and short term securities; and

▪	exploring mergers, acquisitions and joint ventures with a view to increasing the Company’s profitability.

Why does BKF believe that its Nominees are highly qualified to lead the Company?

We believe that our Nominees are highly qualified to identify and implement operational strategies and strategic alternatives in order to maximize shareholder value, as demonstrated by their business and professional experience.

▪	Steven N. Bronson has over 30 years of business and entrepreneurial experience. In the last 23 years, Mr. Bronson has been the founding principal of two brokerage firms, and through his investing and investment banking activity, has taken executive positions in several companies.

▪	Alan B. Howe has served as co-founder and managing partner of Broadband Initiatives, LLC, a boutique corporate advisory and consulting firm, since 2001. He has served on numerous public boards and is currently chairman of the board of directors of Selectica, Inc., a Nasdaq listed company.

▪	Sean M. Leder has served, for the past 18 years, as the Chief Executive Officer of The Leder Group, a family office focused on investments in real estate, equities and fixed income. He has been an investment banker at Chase Manhattan Bank, where he worked on mergers and acquisitions, and at Merrill Lynch, where he worked on the real estate investment banking team.

4

▪	Dale E. Wallis has over 40 years of business and entrepreneurial experience. For 15 years until his retirement in December 2011, Mr. Wallis was Vice President, Chief Financial Officer and Treasurer of The Aerospace Corporation, a defense contractor that manages much of the U.S. Government’s satellite communications programs. He is a certified public accountant and has worked at Ernst & Young and KPMG.

▪	David J. Wolenski has served since November 2002 as vice president of Electro-Mechanical Products, Inc., a privately-held company engaged in the manufacture of precision-machined components and thermal management systems for the semiconductor, laser, and medical device industries. He previously had served as the CEO of OZO Automation, Inc., a public company, from 1996 to 2000.

We believe that the combined management, manufacturing, investment, finance and accounting expertise of the BKF Nominees in the small cap space, together with the substantial equity interest of Mr. Bronson in the Company as the representative of BKF, will give shareholders a Board that is qualified and incentivized to make value maximizing decisions on behalf of shareholders.

Is BKF seeking any disproportionate benefit if its Nominees are elected?

No. BKF’s interest in value creation for shareholders is fully aligned with all other Qualstar shareholders. BKF is not seeking any rights or benefits that are different than the rights of all other shareholders of the Company on a proportionate basis. As Qualstar’s second largest shareholder, BKF’s interest is in building shareholder value, in which we will share proportionally with all other shareholders.

PROPOSAL 1
ELECTION OF DIRECTORS

According to the Company, in accordance with Qualstar’s bylaws, the number of directors constituting the Board is fixed as of the commencement of voting at the 2013 Annual Meeting at five. Five directors are to be elected at the 2013 Annual Meeting and will hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and have qualified. BKF is proposing to elect its five nominees to the Board.

The Nominees

The following information sets forth the name, age, business address, present principal occupation, and material occupations, positions, offices, or employments for at least the past five years of each of the BKF Nominees. This information has been furnished to BKF by the Nominees. Each of the BKF Nominees is a citizen of the United States.

Nominee:	Age	Business Address

Steven N. Bronson	47	225 N.E. Mizner Park Blvd., Suite 400 Boca Raton, FL 33432

Alan B. Howe	51	10755 Scripps Poway, #302 San Diego, CA 92131

Sean M. Leder	42	4755 Technology Way, Suite 203 Boca Raton, FL 33431

Dale E. Wallis	63	2221 SW 118th Street Oklahoma City, OK 73170

David J. Wolenski	51	897 Tabor Street Lakewood, CO 80401

5

Steven N. Bronson has over 29 years of business and entrepreneurial experience. In the last 23 years, Mr. Bronson has been the founding principal of two brokerage firms, and through his investing and investment banking activity, has taken executive positions in several companies. Mr. Bronson has been Chairman and Chief Executive Officer since October 2008 of BKF, a publicly-traded company seeking to generate value through a creative approach to investing in undervalued companies. In July 2010 he became Chairman and Chief Executive, and in July 2011 he became President of Interlink Electronics, Inc., a global leader in the design of patented Force-Sensing Resistor™ (FSR™) technology and a pioneer in printed electronics. Since 1996, Mr. Bronson has served as the Chairman of Catalyst Financial, an investment banking firm that advises private and public, emerging growth and middle market companies. In addition, Mr. Bronson served as Chairman and Chief Executive Officer of Mikron Infrared Instruments, Inc., from August 1998 to May 1999, when he successfully restructured and which was later sold. Mr. Bronson should bring to the Qualstar Board both management and financial expertise. Mr. Bronson’s thirty years of experience with investment banking and operations will bring to the Board strong and effective knowledge of corporate governance, executive management and finance. In addition, as a representative of BKF, the Company’s largest institutional investor, he will add a strongly focused shareholder perspective to the Board.

Alan B. Howe has served as the Co-founder and Managing Partner of Broadband Initiatives LLC a boutique corporate advisory and consulting firm, since 2001.  Currently, he also has a consulting arrangement as Interim Chief Executive Officer at Sunrise Telecom, Inc. since August 2012.  He served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008.  He served as CFO and Vice President of Corporate Development for Teletrac, Inc. from April 1995 to April 2001.  Previously, he held various executive management positions for Sprint PCS, and Manufacturers Hanover Trust Company.  He is currently a board member and Chairman for Selectica, Inc. (NASDAQ: SLTC) and is also on the board of Data I/O (NASDAQ:  DAIO).  In addition, he has served on a number of private and public boards including most recently Chairman of Ditech Networks (NASDAQ: DITC) and also Crossroads Systems (NASDAQ:  CRDS).  He has a Masters of Business Administration from Indiana University and a Bachelors of Science – Business Administration and Marketing from University of Illinois. Mr. Howe has extensive storage, business development, financial, CEO, CFO and board level experience that will provide the Board with leadership experience and operational knowhow; in addition his outside board experience will help the Board in its compliance and governance discussions and strategies.

Sean M. Leder has served, for the past 18 years, as the Chief Executive Officer of The Leder Group, a family office focused on investments in real estate, equities and fixed income, since 1995. Also, since December 2011, he has served as Manager of Leder Holdings, LLC, a privately-held diversified holding company with investments in equities, fixed income and real estate, and since 1995 has owned and operated Leder Realty & Management, Inc., a property management company. Previously, Mr. Leder was an investment banker at Chase Manhattan Bank, where he worked on mergers and acquisitions, and at Merrill Lynch, where he worked on the real estate investment banking team. Mr. Leder will bring to the Board a strong background in finance, accounting, debt and equity financing, credit analysis and distressed investment. Mr. Leder’s experience with investment and financing should be particularly valuable, as the Board explores strategic alternatives to enhance lagging shareholder value.

Dale E. Wallis has over 40 years of business and entrepreneurial experience. He is currently an instructor for the UCLA Extension Program, a comprehensive continuing education provider. For 15 years until his retirement in December 2011, Mr. Wallis was Vice President, Chief Financial Officer and Treasurer of The Aerospace Corporation, a defense contractor that manages much of the U.S. Government’s satellite communications programs. Mr. Wallis was responsible for all the finance, contracting and treasury functions at Aerospace where he contributed to growth of the company from $365 million in annual revenues to over $900 million in annual revenues, led the implementation of creative financing facilities, and managed over $2 billion of retirement plan assets. Prior to Aerospace, Mr. Wallis was Chief Financial Officer for a privately held information services company that grew with mergers and acquisitions and that he helped prepare for its IPO and was Director of Tax and Finance at a publicly held, international, agricultural biotech company where he helped grow the company through mergers and acquisitions, including acquisitions of international subsidiaries. Earlier Mr. Wallis was a senior manager working with entrepreneurial service clients for Ernst & Young, was a partner in a local accounting firm, and a senior auditor at KPMG. Mr. Wallis currently is on the board and serves as audit committee chair for Financial Executives International, a professional organization of over 12,000 CFOs in the US, Canada, Japan and the UK. Mr. Wallis holds bachelors and masters degrees in accounting from Oklahoma State University, is a Certified Public Accountant in California and Oklahoma, and is a member of the American Institute of Certified Public Accountants. Mr. Wallis will bring financial expertise to the Board and a strong and effective knowledge of corporate governance, executive management and business growth.

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David J. Wolenski has served since November 2002, as vice president of Electro-Mechanical Products, Inc., a privately-held company engaged in the manufacture of precision-machined components and thermal management systems for the semiconductor, laser, and medical device industries. He has been a director of that company since August 2000. From 1996 to 2000, Mr. Wolenski was Chief Executive Officer of OZO Automation, Inc., a publicly-traded company that produced robotic workstations for the Electronics industry, which was sold in 2000 to JOT Automation of Olunsalo, Finland. From 1983 to 1996, Mr. Wolenski held various management positions with Johns Manville Corporation, a worldwide leader in fiberglass insulations. Mr. Wolenski will bring to the Company’s Board experience in technology, manufacturing and strategic initiatives. BKF believes that Mr. Wolenski’s experience in the manufacture of sophisticated electronic devices will be particularly important as the Board redirects the primary focus of the Company to its power supply business, as BKF believes it should.

Except for Mr. Bronson, none of BKF’s Nominees currently beneficially owns any Qualstar shares or has engaged in any transactions in securities of the Company in the last two years. As of the date of this Proxy Statement, Mr. Bronson owns 57,700 Qualstar shares, and may be deemed to own the 2,297,119 Qualstar shares owned by BKF, which together representing approximately 18.7% of the issued and outstanding Qualstar shares. A chart showing the transactions of BKF and Mr. Bronson in the Qualstar shares in the last two years in annexed to this Proxy Statement. Each of the BKF Nominees other than Mr. Bronson disclaims beneficial ownership of the Qualstar shares of the Company that are beneficially owned by BKF.

BKF has determined that each of the director nominees satisfy the current “independent director” standards established by the rules of The Nasdaq Stock Market, Inc. BKF has determined that no director nominee has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. There are no family relationships among any of the persons nominated for directors by BKF or the executive officers of the Company.

In 2010, in the normal course of his real estate investment activity, Mr. Leder became the manager of the general partner of Daniels Industrial Condo, Ltd., a Florida limited partnership involved in the development of a certain parcel of Florida real property in which his real estate company had been invested since 2005. This investment suffered during the recent real estate downturn. In 2011, after the company had paid down the majority of an outstanding construction loan, the lender and the equity investors agreed to a settlement of the remaining balance, pursuant to which a receiver was appointed for the real property and the property was sold for the benefit of the lender.

BKF and each of the BKF Nominees has entered into a Nominee Agreement, pursuant to which the Nominee agreed to be nominated by BKF to the Company’s Board, and to serve if elected, and BKF agreed to indemnify each of the BKF Nominees against any and all losses, liabilities, judgments, claims, causes of action, costs and expenses (including fees and disbursements of legal counsel) incurred or suffered by each of them in any way, directly or indirectly, related to or connected with their nomination as a director of the Company. BKF filed a copy of the form of the Nominee Agreement as an exhibit to its Schedule 13D with respect to the Qualstar shares. Other than this, there are no arrangements or understandings between BKF and any of the BKF Nominees or any other person or persons pursuant to which they are being nominated to the BKF Board.

Except as described in the preceding paragraph, neither BKF nor any of the BKF Nominees, or any of their respective associates, is, or at any time has been, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company; is or at any time has been a party to, or has any arrangement or understanding with respect to, any transaction or proposed or future transaction to which the Company or any of its affiliates was or will or may be a party; or has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates. None of the BKF Nominees is adverse to Qualstar, or has an adverse interest to Qualstar or any of its affiliates, in any pending legal proceeding.

BKF STRONGLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE BKF NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

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PROPOSAL 2
RATIFICATION OF ADOPTION OF RIGHTS AGREEMENT

The Company is asking you to ratify the adoption by the Board of the Rights Agreement, dated February 5, 2013, by and between Qualstar and Corporate Stock Transfer, Inc., as Rights Agent. Reference is made to the Company’s proxy statement for the text of the Rights Agreement, which is attached as Appendix II, and for a summary of some of its terms.

According to the Company, shareholder ratification of the Rights Agreement is not required by applicable law, or by the Company’s Restated Articles of Incorporation, Amended and Restated Bylaws or other governing documents. Nonetheless, according to the Company, the Board has determined to request shareholder ratification of the adoption of the Rights Agreement to determine the viewpoint of shareholders as to the advisability of the Rights Agreement and as a matter of good corporate governance. Notably, the Company has not said that the Board will terminate the Rights Agreement if shareholders do not ratify its adoption. To the contrary, according to the Company’s proxy statement, “the Board may decide that its fiduciary duties require it to leave the Rights Agreement in place notwithstanding the failure of shareholders to ratify its adoption.”

BKF STRONGLY RECOMMENDS THAT YOU VOTE AGAINST RATIFICATION OF THE RIGHTS AGREEMENT ON THE ENCLOSED GOLD PROXY CARD.

Irrespective of whether the Rights Agreement is ratified by shareholders, it is the intention of the Nominees of BKF immediately to terminate the Rights Plan if they are elected to the Board of Directors.

According to the Company, the Board adopted the Rights Agreement—a so-called “poison pill”— on February 5, 2013, in response to BKF’s non-coercive tender offer to purchase up to 3,000,000 shares of Qualstar’s Common Shares, or approximately 24.5% of Qualstar’s outstanding Common Shares, for $1.65 per share in cash and its intention to seek control of the Board at the 2013 Annual Meeting. In other words, the Board expressly adopted the Rights Agreement in an attempt to thwart the ability of BKF to succeed in electing the BKF Nominees at the 2013 Annual Meeting.

Furthermore, the poison pill adopted by the Company appears to violate California law. California law is unique (and different from Delaware) in specifically providing that California corporations, such as the Company, must treat equally all shareholders of the same class.

Section 203 of the California Corporation Code provides that:

“Except as specified in the articles or in any shareholders’ agreement, no distinction shall exist between classes or series of shares or the holders thereof.”

Furthermore, Section 400(b) of the California Corporation Code provides that:

“All shares of any one class shall have the same voting, conversion and redemption rights and other rights, preferences, privileges and restrictions, unless the class is divided into series.”

The Company’s poison pill appears to violate Sections 203 and 400 of the California Corporation Code since, under a plain reading of the Rights Agreement, (i) distinctions are in fact made between holders of common stock based on their percentage ownership of stock, and (ii) all shares of common stock are not granted the same rights, preferences, privileges and restrictions, since shareholders owning more than 10% of the common stock would lose the ability to exercise valuable rights under the Rights Agreement. Section 7(e) of the Rights Agreement states:

“Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of [any Person becoming an Acquiring Person], . . . any Rights beneficially owned by an Acquiring Person or a Related Person of an Acquiring Person . . . shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.”

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Despite the plain meaning of the California statute, the validity of poison pills has never been definitively addressed by the California courts. While BKF believes that the Company’s adoption of a poison pill clearly violates California law, without judicial precedent BKF determined that it could not risk the adverse consequences of the issuance of the rights that, if upheld, would have substantially diluted its interest in the Company. Effectively, therefore, the adoption of the rights agreement prevented BKF from consummating its tender offer, and BKF withdrew the offer. In its press release announcing withdrawal of the tender offer, BKF stated that it intended to pursue the election of its nominees at the 2013 annual meeting of shareholders, so that shareholders could choose whether they wish to replace the current board that continued to accumulate losses and that foreclosed from shareholders the opportunity to decide for themselves whether to accept the BKF offer.

The Company offers a number of reasons why it believes you should ratify adoption of the Rights Agreement and to effectively concede the legitimacy of the Board’s striping from shareholders the right to determine when and at what price to sell their shares and with whom they may act in matters affecting the Company. BKF believes you should reject these reasons, which argue for protection of a poorly performing Board, not shareholder interests.

▪	The Company argues that BKF may once again commence a non-coercive partial tender offer. But the tender offer of BKF gave shareholders the ability to determine for themselves whether they wish to sell their shares at the offered price or remain as shareholders of the Company and benefit from hoped for improvements in the operations of the Company that BKF believes it would be able to achieve.

▪	The Company argues that shareholders should be precluded from accepting an offer because of the depressed stock price. But, BKF believes, the depression in the stock price has been occasioned by nearly a decade of declining revenues and cumulating losses, a trend that has continued on the watch of the current Board and its Chief Executive Officer, with a 24% decline in year over year revenues in the Company’s most recently completed fiscal quarter and with losses of nearly $3.3 million in that quarter and well over $7 million in the year since Mr. Firestone, the current Chief Executive Officer, assumed office.

▪	The Company argues that the current Board should be entrusted with responding to acquisition proposals, conducting negotiations and controlling any sale process for the Company. But this Board, including Mr. Firestone, has presided over the worst fiscal quarter in the history of the Company in terms of net loss.

▪	The Company argues that acquirers of shares should be deterred from taking advantage of adverse market conditions. But in the Company’s current fiscal year, the Nasdaq index has risen by approximately 16.7%, while the market price of the Company’s shares has declined by approximately 21% under the watch of the current CEO and Board.

▪	The Company argues that the Company lacks takeover defenses, including that shareholders could take advantage of their right to call a special meeting with 10% of the outstanding shares to remove incumbent directors. But of course that is just what BKF did in June 2012, at which a majority of the shares cast were voted in favor of removing the Board, including Mr. Firestone.

According to the Company, the Company was planning to file its Solicitation/Recommendation Statement on Schedule 14D-9 which would have contained the Board’s recommendation to shareholders that BKF’s unsolicited partial tender offer was inadequate and was not in the best interests of Qualstar and all of its shareholders. BKF agrees that the Board had every right to issue such a recommendation, even though BKF would have vigorously disputed it. But what the Board has done with the Rights Agreement is to go from exercising the power of recommendation to reject an offer, to coercively preventing shareholders from accepting such an offer. BKF believes that shareholders should reject this paternalistic exercise of power by the Board and refuse to ratify the Rights Agreement.

BKF believes that Rights Agreement has another adverse consequence for shareholders. The definition of an “Acquiring Person” under the Rights Agreement is complex but it is generally defined as “any Person who or which, together with all Related Persons of such person, from and after the date of this Agreement, shall be the beneficial owner of 10% of the Common Shares then outstanding.” A “Related Person” is defined to include any person with whom a person—

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knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) at any time after . . . , in concert or in parallel with such other Person, or towards a common goal with such other Person, relating to changing or influencing the control of the Company .. . . , where (i) each Person is conscious of the other Person’s conduct and this awareness is an element in their decision-making processes and (ii) at least one additional factor supports a determination by the Board of Directors that such Persons intended to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; . . .

The Rights Agreement not only seeks to control to whom shareholders may sell their shares, but also whom they may speak with on matters that might influence control of the Company. If two or more persons owning 10% or more of the shares exchange information concerning changes that might influence control of the Company, and take action to promote these changes which they believe are in the best interests of the Company and its shareholders, they risk a determination by the Board that they are acting in concert and that the rights have been triggered. BKF believes that shareholders should reject a Rights Agreement that effectively stifles communications among shareholders and their ability to influence how their Company should be run for their benefit.

For all these reasons, BKF believes that shareholders should reject ratification of the Rights Agreement.

BKF STRONGLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NUMBER 2

ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL 3
AUTHORIZATION TO ADJOURN THE 2013 ANNUAL MEETING

The Company is seeking from shareholders the authority to adjourn the 2013 Annual Meeting if a quorum is present but the Company has received insufficient votes to ratify the Rights Agreement, in order to enable the Board to solicit additional proxies, even if the shares that are voted would be sufficient to defeat the proposal to ratify the Rights Agreement.

For the reasons presented above in support of BKF’s recommendation to shareholders to vote against ratification of the Rights Agreement, BKF urges shareholders to vote against the proposal to give the Company authorization to adjourn the meeting to seek additional votes in support of that proposal.

BKF is also troubled by the suggestion that shareholders give the Company the right to adjourn the 2013 Annual Meeting, when the Company has delayed convening the meeting for an extended period. Never before has the Company failed to hold its annual meeting later than March. This year the 2013 Annual Meeting is being held on June 28, 2013, which is more than 15 months from the date of the 2012 Annual Meeting.

BKF STRONGLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NUMBER 3

ON THE ENCLOSED GOLD PROXY CARD.

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PROPOSAL NUMBER 4
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE QUALSTAR 2008 STOCK INCENTIVE PLAN

The Company is asking shareholders to approve the amendment and restatement of the Qualstar Corporation 2008 Stock Incentive Plan (the “Amended 2008 Plan”). Reference is made to the Company’s proxy statement for the text of the Amended 2008 Plan, which is attached as Appendix III, and for a summary of some of its terms.

According to Company, the Amended 2008 Plan proposes the following revision to the Qualstar Corporation 2008 Stock Incentive Plan as currently in effect (the “2008 Plan”):

▪	increases the number of shares of common stock reserved for issuance under the plan by 2,000,000, thereby increasing the total number of shares reserved for issuance to 2,500,000;

▪	adds the ability to grant restricted stock units (“RSUs”) and stock appreciation rights (“SARs”), in addition to incentive stock options and nonqualified stock options;

▪

establishes that in any calendar year, no participant may be granted options or stock appreciation rights under the 2008 Plan for more than an aggregate of 250,000 shares or restricted stock units covering an aggregate of more than 125,000 shares;

▪

clarifies that shares tendered to pay the exercise price of options, and shares not issued or delivered as a result of the net settlement of options or SARs or for tax withholding, and shares repurchased on the open market with the proceeds of the option exercise price, are not returned to the pool of shares available for future grants; and

▪

expands the repricing restrictions of the plan to clarify that all forms of repricing of the per-share exercise or base price of the award are prohibited (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders).

BKF would prefer that a determination of the appropriate revisions to be made the 2008 Plan be left to the incoming Board, which can then advise shareholders on the approval of those revisions. However, BKF has determined not to oppose the revisions being proposed by the Company.

BKF makes no recommendation to shareholders on how they should vote on the proposal to amend and restate the 2008 Plan. BKF’s proxies will vote as instructed by shareholders on this proposal. However, if BKF receives no direction as to this proposal from a shareholder voting on BKF’s GOLD proxy card, its proxies will abstain from voting on the proposal.

BKF MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL NUMBER 4

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PROPOSAL NUMBER 5
APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking shareholders to approve the appointment by the Audit Committee of SingerLewak LLP as the independent registered public accounting firm to audit Qualstar’s financial statements for the fiscal year ending June 30, 2013. According to the Company, it has engaged SingerLewak LLP in this capacity each year commencing with fiscal 2009. The Company’s proxy materials state that, if the shareholders do not approve this appointment, the Audit Committee will consider other independent registered public accounting firms.

According to the Company, representatives of SingerLewak will be present at the 2013 Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

The Company’s proxy materials contain other information of relevance to the vote to approve the appointment of the Company’s accounting firm, including a report of the Audit Committee and a description of the fees billed by SingerLewak in the Company’s last two fiscal years. Reference is made to the Company’s proxy statement for this information.

BKF RECOMMENDS THAT YOU VOTE FOR PROPOSAL NUMBER 5

ON THE ENCLOSED GOLD PROXY CARD

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SOLICITATION OF PROXIES

BKF has retained AST Phoenix Advisors to act as an advisor in connection with this proxy solicitation. In connection with its retention by BKF, AST Phoenix has agreed to provide consulting and analytical services and solicitation services with respect to banks, brokers, institutional investors and individual shareholders. BKF has agreed to pay AST Phoenix a fee for its services estimated to be not more than $50,000 and to reimburse AST Phoenix for its reasonable out-of-pocket expenses. BKF also has agreed to indemnify AST Phoenix against certain liabilities and expenses in connection with this proxy solicitation, including liabilities under the federal securities laws. Approximately five employees of AST Phoenix will engage in the solicitation. Proxies may be solicited by mail, advertisement, telephone, facsimile or in person. Solicitations may also be made by persons employed by or affiliated with BKF. However, no such person will receive additional compensation for such solicitation other than AST Phoenix.

Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Qualstar shares for which they hold of record, and BKF will reimburse them for their reasonable out-of-pocket expenses.

The expenses related directly to this proxy solicitation are expected to aggregate approximately $175,000 and will be borne by BKF. These expenses include fees and expenses for attorneys, proxy solicitors, printing, postage, filing expenses and other costs incidental to the solicitation. Of this estimated amount, approximately $25,000 has been spent to date. The actual costs and expenses could be materially different than the estimated amounts and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this Proxy Statement.

The purpose of the proposals in this Proxy Statement is to advance the interests of all the Company’s shareholders. Therefore, BKF believes that its expenses related to this proxy solicitation should be borne by the Company. It intends to seek reimbursement of such expenses from the Company, and the expenses of approximately $199,000 incurred by BKF in connection with its solicitation for the special meeting of shareholders on June 20, 2012, whether or not this proxy solicitation is successful. The question of reimbursement of the expenses of BKF by the Company will not be submitted to a shareholder vote.

If you have any questions about this proxy solicitation or voting your shares or require assistance, please contact:

AST PHOENIX ADVISORS

6201 15th AVENUE

3RD FLOOR

BROOKLYN, NY 11219

Toll Free: (877) 478-5038
Banks and Brokers call collect: (212) 493-3910

OTHER MATTERS

This proxy solicitation is being made by BKF and the Nominees and not on behalf of the Board or management of the Company.

BKF is not aware of any matters to be brought before the 2013 Annual Meeting, except as set forth in this Proxy Statement. Should other matters be brought before the 2013 Annual Meeting, by having signed and returned the enclosed GOLD proxy card, you will have authorized the persons named as proxies in the enclosed GOLD proxy card to vote on all such matters in their discretion.

The Company’s proxy statement for its 2013 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on June 4, 2013 contains information regarding (1) the business background and employment biographies of the Company’s current directors; (2) corporate governance, (3) securities ownership of certain beneficial owners and management of the Company; (4) compensation of the Company’s directors and executive officers; and (5) certain other information required to be disclosed by applicable proxy rules. Reference is made the Company’s proxy statement for this information.

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SHAREHOLDER PROPOSALS TO BE PRESENTED

AT THE COMPANY’S NEXT ANNUAL MEETING

The statements below are based on information contained in the Company’s proxy statement for its 2013 Annual Meeting of Shareholders.

Proposals to be Included in the Company’s Proxy Statement

A shareholder who wishes to have a proposal considered for inclusion in the Company’s proxy statement for action at the next annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. The proposal must be in writing and be received by the Secretary of Qualstar at its principal place of business no later than April 29, 2014.

Advance Notice Procedures

If a shareholder desires to have a proposal acted upon at the 2014 Annual Meeting of Shareholders that is not to be included in the Company’s proxy statement in accordance with SEC Rule 14a-8, or if a shareholder desires to nominate someone for election to the Company’s Board of Directors, the shareholder must follow the procedures outlined in the Company’s amended and restated bylaws. The Company’s bylaws provide that in order for a shareholder proposal to be considered at an annual meeting of shareholders, written notice of the proposal must be received by the Corporate Secretary of Qualstar at the principal executive offices of Qualstar not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders. The notice must contain information required by the Company’s bylaws, including, but not limited to, a description of the proposal and any material interest of the shareholder relating to such proposal.

In order to nominate someone for election to the Company’s Board of Directors at an annual meeting of shareholders, written notice of the proposed nomination must be received by the Corporate Secretary of Qualstar not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders. The notice must contain information required by the Company’s bylaws regarding the shareholder and the nominee, as well as information required to be included in a proxy statement by SEC rules and regulations.

Shareholders are also advised to review Qualstar’s amended and restated bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations, including the information that must accompany any such shareholder notice.

Accordingly, in order for a shareholder proposal (other than a proposal made pursuant to SEC Rule 14a-8) or nomination to be considered at the 2014 Annual Meeting of Shareholders, a written notice of the proposal or the nomination, which includes the information required by the Company’s bylaws, must be received by the Corporate Secretary of Qualstar at the principal executive offices of Qualstar between March 30, 2014 and April 29, 2014.

A copy of the full text of the bylaw provisions containing the advance notice procedures described above may be obtained upon written request to the Corporate Secretary of Qualstar at the Company’s principal place of business.

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 VOTING AND PROXY PROCEDURES

Who is entitled to vote?

If the Company’s stock records show that you are a shareholder as of the close of business on the record date of May 20, 2013, you are entitled to vote the Qualstar shares of the Company that you held on such date. Even if you sell your Qualstar shares after the record date for the 2013 Annual Meeting, you will retain the right to execute a proxy in connection with the meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon at the 2013 Annual Meeting.

Can I attend the meeting?

All shareholders of record of the Company’s common stock at the close of business on May 20, 2013 or their designated proxies are authorized to attend and vote at the 2013 Annual Meeting. If your Qualstar shares are held of record by a broker, bank or other custodian, you will need to obtain a “legal proxy” form from your broker, bank or other custodian if you wish to vote at the 2013 Annual Meeting.

What constitutes a quorum?

The holders of a majority of the Company’s Qualstar shares outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the 2013 Annual Meeting. According to the Company, proxies marked “Withhold” as to any director nominee or “Abstain” as to a particular proposal as well as broker non-votes (see below) will be counted for purposes of determining the presence or absence of a quorum at the 2013 Annual Meeting for the transaction of business.

How will abstentions be counted?

According to the Company, the Company will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present. Also according to the Company, because only votes cast on the proposals presented at the 2013 Annual Meeting will determine the outcome of any vote on the proposals, if you mark your proxy card “Abstain” with respect to any proposal, your proxy will not affect the outcome of that proposal other than to reduce the number of votes cast.

How will broker non-votes be treated?

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may not vote such shares on behalf of their clients at a meeting of shareholders where the broker has knowledge of a contest as to the action to be taken at the meeting. Shares not voted by brokers are referred to as “broker non-votes.” Accordingly, if you hold your shares though a broker or similar nominee, your nominee will not be able to vote your shares on any proposal to be voted upon at the 2013 Annual Meeting as to which you have not provided voting instructions.

What number of votes are required for the approval?

Directors are elected by a plurality of the votes cast for election of directors and only five directors may be elected at the 2013 Annual Meeting. The directors elected will be the five nominees who receive the highest number of “FOR” votes cast at the 2013 Annual Meeting by shareholders present, in person, or by proxy, and entitled to vote. If a shareholder does not vote for the election of directors because the authority to vote is withheld, because a proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee.

For each of Proposal No. 2 (Ratification of Rights Agreement), Proposal No. 3 (Authorization to Adjourn the 2013 Annual Meeting), Proposal No. 4 (Amended and Restated Stock Incentive Plan) and Proposal No. 5 (Appointment of SingerLewak LLP), approval will require the affirmative vote of a majority of the shares present or represented and voting on the matter at the 2013 Annual Meeting, including a majority of the required quorum.

Proxies marked “Abstain” as to Proposal No. 2, No. 3, No. 4 or No. 5 and broker non-votes will have no effect on the determination of whether a proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting on the proposal, but could prevent the approval of a proposal where the number of affirmative votes on the proposal, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

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How do I vote?

Voting by proxy for holders of Qualstar shares registered in the name of a brokerage firm, bank or other custodian. If your Qualstar shares are held by a broker, bank or other custodian (i.e., in “street name”), only your broker, bank or other custodian can give a proxy with respect to your Qualstar shares. You should receive voting instructions from your broker, bank or other custodian which you must return in the envelope provided in order to have your Qualstar shares voted. Also, depending on your broker, bank or other custodian, you may be able to vote either by toll-free telephone or by the Internet. If you have not received voting instructions from your broker, bank or other custodian you may contact it directly to provide it with instructions on how you wish to vote. If you need assistance in dealing with your bank or broker, please contact AST Phoenix Advisors at (877) 478-5038.

Voting by proxy for holders of Qualstar shares registered directly in the name of the shareholder. If you hold your Qualstar shares in your own name as a holder of record, you may vote your Qualstar shares by marking, signing, dating and mailing the GOLD proxy card in the postage-paid envelope that has been provided to you by BKF. To vote your Qualstar shares in accordance with your instructions at the 2013 Annual Meeting, we must receive your proxy as soon as possible but, in any event, prior to the 2013 Annual Meeting.

Vote in person. If you are a registered shareholder and attend the 2013 Annual Meeting, you may vote in person by completing a ballot provided for this purpose at the meeting. You may also deliver your completed GOLD proxy card at the meeting to a representative of BKF. “Street name” shareholders who wish to vote at the 2013 Annual Meeting will need to obtain a “legal proxy” form from the broker, bank or other custodian that holds their Qualstar shares of record and must bring that document to the 2013 Annual Meeting in order to vote in person. If you need assistance, please contact AST Phoenix Advisors at (877) 478-5038.

What should I do if I receive a proxy card which is not GOLD?

If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, do NOT sign or return the white proxy card or follow any voting instructions provided by the Company’s Board of Directors unless you intend to change your vote, because only your latest-dated proxy will be counted.

Even if you return a white management proxy card marked “withhold” as a protest against the incumbent directors, it could revoke any proxy card you have previously executed on behalf of BKF, and will not constitute a vote in favor of the BKF Nominees.

BKF STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTIONS THAT YOU MAY RECEIVE FROM OR ON BEHALF OF THE COMPANY.

Can I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

▪	submitting a written revocation with the Corporate Secretary of the Company;

▪	executing and presenting to the 2013 Annual Meeting a subsequent proxy; or

▪	attending and voting in person at the 2013 Annual Meeting as described above under “How do I vote? – Vote in person.”

Any shareholder of record as of the record date of the 2013 Annual Meeting and attending the meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the meeting will NOT constitute revocation of a previously given proxy.

If you choose to revoke a proxy by giving written notice to the Corporate Secretary of the Company, we would appreciate if you would assist us in representing the interests of shareholders on an informed basis by sending us a copy of your revocation or proxy or by calling AST Phoenix Advisors at (877) 478-5038. Banks and brokers may call collect at (212) 493-3910. Remember, the dates contained on the proxy presumptively determine the order of execution, regardless of the postmark dates.

16

Will other matters be voted on at the 2013 Annual Meeting?

We are not now aware of any matters to be presented at the 2013 Annual Meeting other than election of directors, ratification of the Rights Agreement, authorization to adjourn the 2013 Annual Meeting, approval of the Amended and Restated 2008 Stock Incentive Plan and appointment of SingerLewak LLP.

If any other matters not described in this Proxy Statement are properly presented at the 2013 Annual Meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

If I plan to attend the 2013 Annual Meeting, should I still submit a proxy?

Whether you plan to attend the 2013 Annual Meeting or not, we urge you to submit a proxy. Returning the enclosed GOLD proxy card will not affect your right to attend the 2013 Annual Meeting.

How will my Qualstar shares be voted?

If you give a proxy on the accompanying GOLD proxy card, your Qualstar shares will be voted as you direct. If you submit a proxy to us without instructions, our representatives will vote your Qualstar shares

▪	FOR of the election of BKFs Nominees (Proposal No. 1);

▪	AGAINST the proposal to ratify the Rights Agreement (Proposal No. 2);

▪	AGAINST the proposal to adjourn the 2013 Annual Meeting (Proposal No. 3);

▪	ABSTAIN with respect to the proposal to approve the Amended and Restated 2008 Stock Incentive Plan (Proposal No. 4); and

▪	FOR the proposal to approve the appointment of SingerLewak LLP (Proposal No. 5).

Submitting a GOLD proxy card will entitle our representatives to vote your Qualstar shares in accordance with their discretion on matters not described in this Proxy Statement that may arise at the 2013 Annual Meeting. Unless a proxy specifies otherwise, it will be presumed to relate to all Qualstar shares held of record on the record date for the 2013 Annual Meeting by the person who submitted it.

How can I receive more information?

If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call AST Phoenix Advisors at (877) 478-5038. Banks and brokers may call collect at (212) 493-3910.

YOUR VOTE IS IMPORTANT. NO MATTER HOW MANY OR HOW FEW COMMON SHARES YOU OWN, PLEASE VOTE TO ELECT BKF’S NOMINEES AND IN ACORDANCE WITH THE RECOMMENDATION OF BKF ON THE OTHER PROPOSALS CONTAINED IN THIS PROXY STATEMENT BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY CARD PROMPTLY.

BKF Capital Group, Inc.

/s/ Maria N. Fregosi
Maria N. Fregosi
Chief Operating Officer

June 5, 2013

17

Annex A

TRANSACTIONS IN SECURITIES OF QUALSTAR
DURING THE PAST TWO YEARS

The following tables set forth information with respect to all purchases and sales of common stock of the Company beneficially owned by BKF Capital Group, Inc. and Steven N. Bronson during each of the past two years.

Transactions – BKF Capital Group, Inc.

Date of Transaction	Title of Class	Number of Shares Purchased	Price Per Share

12/17/2010	Common Stock, no par value	1,500,000	$1.55
12/31/2010	Common Stock, no par value	5,700	$1.65
4/14/2011	Common Stock, no par value	10,000	$1.79
7/7/2011	Common Stock, no par value	5,000	$1.83
7/7/2011	Common Stock, no par value	3,000	$1.83
7/12/2011	Common Stock, no par value	1,000	$1.78
8/8/2011	Common Stock, no par value	19,259	$1.66
8/9/2011	Common Stock, no par value	15,480	$1.65
8/12/2011	Common Stock, no par value	1,000	$1.66
8/15/2011	Common Stock, no par value	5,000	$1.68
8/22/2011	Common Stock, no par value	6,000	$1.70
8/23/2011	Common Stock, no par value	800	$1.68
8/24/2011	Common Stock, no par value	6,400	$1.70
8/25/2011	Common Stock, no par value	2,000	$1.70
8/26/2011	Common Stock, no par value	4,000	$1.70
8/31/2011	Common Stock, no par value	5,443	$1.73
9/1/2011	Common Stock, no par value	5,300	$1.82
9/8/2011	Common Stock, no par value	3,360	$1.90
9/9/2011	Common Stock, no par value	19,040	$1.90
9/13/2011	Common Stock, no par value	1,500	$1.92
9/16/2011	Common Stock, no par value	500	$1.90
9/19/2011	Common Stock, no par value	1,004	$1.90
9/20/2011	Common Stock, no par value	462	$1.93
9/21/2011	Common Stock, no par value	6,300	$1.92
9/22/2011	Common Stock, no par value	14,100	$1.90
9/26/2011	Common Stock, no par value	1,644	$1.95
9/27/2011	Common Stock, no par value	2,300	$1.98
9/28/2011	Common Stock, no par value	1,400	$1.98
9/29/2011	Common Stock, no par value	300	$1.98
9/30/2011	Common Stock, no par value	6,600	$1.95
10/3/2011	Common Stock, no par value	6,657	$1.96
10/12/2011	Common Stock, no par value	2,400	$1.96

Date of Transaction	Title of Class	Number of Shares Purchased	Price Per Share

10/13/2011	Common Stock, no par value	105	$1.97
11/10/2011	Common Stock, no par value	397	$1.87
11/14/2011	Common Stock, no par value	1,600	$1.89
11/15/2011	Common Stock, no par value	596	$1.88
11/17/2011	Common Stock, no par value	1,500	$1.88
11/18/2011	Common Stock, no par value	8,600	$1.87
11/21/2011	Common Stock, no par value	100	$1.84
11/22/2011	Common Stock, no par value	2,415	$1.81
11/23/2011	Common Stock, no par value	600	$1.80
11/25/2011	Common Stock, no par value	550	$1.79
11/29/2011	Common Stock, no par value	5,000	$1.82
11/30/2011	Common Stock, no par value	15,720	$1.82
12/13/2011	Common Stock, no par value	18,221	$1.81
12/14/2011	Common Stock, no par value	188	$1.80
12/15/2011	Common Stock, no par value	3,972	$1.80
12/20/2011	Common Stock, no par value	1,200	$1.83
12/21/2011	Common Stock, no par value	1,840	$1.82
12/22/2011	Common Stock, no par value	200	$1.81
12/23/2011	Common Stock, no par value	5,050	$1.84
12/27/2011	Common Stock, no par value	10,200	$1.90
12/28/2011	Common Stock, no par value	5,085	$1.90
12/28/2011	Common Stock, no par value	1,097	$1.88
12/29/2011	Common Stock, no par value	379	$1.90
12/30/2011	Common Stock, no par value	10,065	$1.90
12/30/2011	Common Stock, no par value	1,008	$1.88
1/5/2012	Common Stock, no par value	305	$1.88
1/6/2012	Common Stock, no par value	800	$1.86
1/9/2012	Common Stock, no par value	100	$1.86
1/11/2012	Common Stock, no par value	6,875	$1.86
1/17/2012	Common Stock, no par value	525	$1.84
1/19/2012	Common Stock, no par value	1,848	$1.85
1/20/2012	Common Stock, no par value	7,448	$1.89
1/24/2012	Common Stock, no par value	6,140	$1.90
1/25/2012	Common Stock, no par value	1,700	$1.90
1/26/2012	Common Stock, no par value	8,300	$1.90
1/31/2012	Common Stock, no par value	10,000	$1.90
2/1/2012	Common Stock, no par value	17,100	$1.81
2/10/2012	Common Stock, no par value	6,400	$1.81
2/13/2012	Common Stock, no par value	3,900	$1.81

Date of Transaction	Title of Class	Number of Shares Purchased	Price Per Share

2/14/2012	Common Stock, no par value	1,600	$1.81
2/16/2012	Common Stock, no par value	10,622	$1.81
2/17/2012	Common Stock, no par value	13,291	$1.80
3/2/2012	Common Stock, no par value	10,244	$1.88
3/5/2012	Common Stock, no par value	4,256	$1.90
3/6/2012	Common Stock, no par value	15,744	$1.89
3/7/2012	Common Stock, no par value	1,639	$1.87
3/8/2012	Common Stock, no par value	8,361	$1.87
3/9/2012	Common Stock, no par value	2,200	$1.87
3/19/2012	Common Stock, no par value	1,352	$1.85
3/20/2012	Common Stock, no par value	18,020	$1.85
3/21/2012	Common Stock, no par value	1,213	$1.85
3/22/2012	Common Stock, no par value	1,300	$1.85
3/28/2012	Common Stock, no par value	19,400	$1.83
3/29/2012	Common Stock, no par value	10,000	$1.83
3/30/2012	Common Stock, no par value	10,000	$1.85
4/2/2012	Common Stock, no par value	200	$1.90
4/5/2012	Common Stock, no par value	22,400	$1.93
4/9/2012	Common Stock, no par value	1,000	$1.92
4/10/2012	Common Stock, no par value	4,899	$1.92
4/25/2012	Common Stock, no par value	2,866	$1.92
4/27/2012	Common Stock, no par value	400	$1.93
4/30/2012	Common Stock, no par value	4,600	$1.92
5/2/2012	Common Stock, no par value	100	$1.93
5/3/2012	Common Stock, no par value	43,000	$1.99
5/4/2012	Common Stock, no par value	500	$1.93
5/7/2012	Common Stock, no par value	6,050	$1.95
5/8/2012	Common Stock, no par value	10,450	$19.4
5/9/2012	Common Stock, no par value	14,470	$1.95
5/21/2012	Common Stock, no par value	169,164	$1.97

Transactions – BA Value Fund (Steven N. Bronson)

Date of Transaction	Title of Class	Number of Shares Purchased	Price Per Share

10/26/2010	Common Stock, no par value	9,400	$1.60
11/5/2010	Common Stock, no par value	35,000	$1.61
11/12/2010	Common Stock, no par value	13,300	$1.60

Form of Proxy Solicited

PLEASE DETACH PROXY CARD AND RETURN IN THE ENVELOPE PROVIDED

…………………………………………………………………………………………………………………….

QUALSTAR CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

BKF CAPITAL GROUP, INC., STEVEN N. BRONSON

ALAN B. HOWE, SEAN M. LEDER

DALE E. WALLIS and DAVID J. WOLENSKI

THE BOARD OF DIRECTORS OF QUALSTAR CORPORATION IS NOT SOLICITING THIS PROXY

The undersigned appoints Steven N. Bronson and Maria N. Fregosi, and each of them, attorneys and agents with full power of substitution, to vote all shares of common stock of Qualstar Corporation (“Qualstar” or the “Company”) which the undersigned would be entitled to vote if personally present at the 2013 Annual Meeting of Shareholders of the Company scheduled to be held at 3990-B Heritage Oak Court, Simi Valley, California 93063 on Friday, June 28, 2013 at 9:30 a.m., PDT, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “2013 Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the 2013 Annual Meeting that are unknown to BKF Capital Group, Inc. a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS NO. 1 AND NO. 5, AGAINST EACH OF PROPOSALS NO. 2 AND NO. 3 AND ABSTAIN WITH RESPECT TO PROPOSAL NO. 4.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the 2013 Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DETACH PROXY CARD AND RETURN IN THE ENVELOPE PROVIDED

X

Please mark your votes as in this example using dark ink only.

BKF CAPITAL GROUP, INC. RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF PROPOSALS NO. 1 AND NO. 5, AND AGAINST EACH OF PROPOSALS NO. 2 AND NO. 3, AND MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL NO. 4.

Proposal No. 1:
Nominees:	FOR	WITHHOLD
a. Steven N. Bronson	☐	☐
b. Alan B. Howe	☐	☐
c. Sean M. Leder	☐	☐
d. Dale E. Wallis	☐	☐
e. David J. Wolenski	☐	☐

Proposal No. 2:				Proposal No. 3:
To ratify the adoption by the Board of Directors of the Rights Agreement dated February 5, 2013, by and between Qualstar and Corporate Stock Transfer, Inc., as Rights Agent.	FOR ☐	AGAINST ☐	ABSTAIN ☐	To authorize the Board of Directors to adjourn the 2013 Annual Meeting of Shareholders in the event the meeting is convened and a quorum is present but there are not sufficient votes to ratify the adoption of the Rights Agreement, in order to enable the Board to solicit additional proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 4:				Proposal No. 5:
To approve the amendment and restatement of the Qualstar Corporation 2008 Stock Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐	To approve the appointment of SingerLewak LLP as Qualstar’s independent registered public accounting firm for the fiscal year ending June 30, 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date _________________________, 2013

_____________________________________
(Signature)
_____________________________________
(Signature, if held jointly)
_____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.